Exhibit 10.1
CONFIDENTIAL SETTLEMENT COMMUNICATION PURSUANT TO
FEDERAL RULE OF EVIDENCE 408
Special Situations Fund III, L.P. et al. v. Quovadx, Inc. et al.
Case No. 04-cv-01006- RPM
United States District Court for the District of Colorado
MEMORANDUM OF UNDERSTANDING
     The parties to this litigation (the “Parties”), by and through their undersigned attorneys, Class Counsel Lowenstein Sandler P.C. (“Class Counsel”) on behalf of Lead Plaintiffs Special Situations Funds III, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund New, L.P., and Special Situations Technology Fund II, L.P. (“Plaintiffs”) and the class certified by the Court for trial purposes on November 10, 2005 (“the Class”), and Quovadx, Inc.’s counsel Wheeler Trigg Kennedy LLP (“Quovadx’s Counsel”) on behalf of Quovadx, have reached an agreement for the settlement of the above-captioned action (the “Action”) on the terms set forth below and subject to Court approval. This memorandum of understanding (“MOU”) contains the material terms of the class settlement (the “Settlement”) and shall serve as a basis for drafting a formal Settlement Agreement and accompanying papers, which shall embody all of the terms set forth herein and such other and consistent terms as are agreed upon by counsel for the Parties.
     1. Scope of Settlement: For purposes of this Settlement, the Class shall be defined, in accordance with the Court’s November 10, 2005 Order, as all persons and entities who acquired Quovadx common stock in connection with Quovadx’s exchange offer for all of the outstanding shares of Rogue Wave Software, Inc., which became effective on or about December 19, 2003. The following persons and entities are excluded from the Class: Quovadx; the former individual officer and director defendants Lorine R. Sweeney, Gary T. Scherping, Jeffrey M. Krauss, Fred L. Brown, J. Andrew Cowherd, James B. Hoover, Charles J. Roesslein, and James

A. Gilbert (collectively, the “Individual Defendants”); members of the immediate family of each of the Individual Defendants; any person, firm, trust, corporation, officer, director, or other individual or entity in which Quovadx or any Individual Defendant has a controlling interest or that is related to or affiliated with Quovadx or any of the Individual Defendants; and the legal representatives, agents, affiliates, heirs, successors-in-interest or assigns of any excluded party.
     2. Settlement Amount: Quovadx shall pay $7,800,000 (Seven Million Eight Hundred Thousand Dollars) (the “Settlement Fund”) in settlement of all claims that were asserted or could have been asserted in the Action against Quovadx, the Individual Defendants, and their respective employees, legal representatives, agents, affiliates, parents, subsidiaries, heirs, successors-in-interest, and assigns. Within twenty (20) calendar days from the date of this MOU, Quovadx shall deposit the Settlement Fund into an interest-bearing account (the “Account”) designated by Class Counsel. Failure to make full payment into the Settlement Fund by the deadline set in this paragraph 2 shall, at Plaintiffs’ sole option expressed in writing to Quovadx’s Counsel, result in termination of the MOU and the Settlement contemplated herein.
     3. Limitations on Admissions of Liability: Quovadx has denied and continues to deny that it has omissions-based liability, as opposed to liability for affirmative misstatements, under Section 11 of the Securities Act of 1933. Neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts, or omissions beyond the affirmative misstatement for which Quovadx already has admitted liability, as expressly provided in the Court’s March 10, 2006, Order on Lead Plaintiffs’ Motion for Partial Summary Judgment.

     4. Stay of Proceedings: Within ten (10) days after the execution of this MOU, the parties shall jointly advise the Court of this MOU and request a stay of all proceedings pending the parties’ filing of the Settlement Agreement and related documents with the Court.
     5. Finalization of Settlement: Following execution of this MOU, the parties and their counsel shall use their best efforts to draft and execute a formal Settlement Agreement and such other documentation as may be required or appropriate to obtain preliminary and final approval by the Court of the Settlement of the Action consistent with the terms of this MOU. Within five (5) days after the execution of the Settlement Agreement, the parties shall move the Court for an order granting preliminary approval of the Settlement Agreement and Settlement, directing that notice be provided to the Class, and scheduling a fairness hearing to consider final approval of the Settlement.
     6. Scope of Releases: The Parties’ Settlement Agreement and the Court’s order granting final approval to the Settlement and entry of final judgment (“Final Approval Order”) will provide for the settlement and release of all claims, including any “unknown claims” as defined in California Civil Code Section 1542, arising out of, relating to, or in connection with the acquisition of Quovadx common stock in connection with Quovadx’s exchange offer for all of the outstanding shares of Rogue Wave Software, Inc., which have been or could have been asserted by any member of the Class in the Action against Quovadx or any or all of the Individual Defendants, or both. This Settlement and release, however, shall not apply to any claims arising under Section 10(b) of the Securities Exchange Act of 1934 that are the subject of Heller v. Quovadx, Inc. et al., No. 04-cv-0665-RPM (D. Colo.)—i.e., claims that are based on investors’ purchases of Quovadx common stock on the open market during the period between October 22, 2003, and March 15, 2004. The Parties’ Settlement Agreement and the Final

Approval Order also will settle and release Plaintiffs, the members of the Class, and Class Counsel from all known and unknown claims, including but not limited to claims relating to the institution, prosecution, or settlement of the Action that could have been asserted by Quovadx or any or all of the Individual Defendants. The Settlement Agreement shall provide for the dismissal of the Action with prejudice upon final approval of the Settlement.
     7. No Sanctions: Plaintiffs, Quovadx, and their respective counsel shall not make any application for sanctions, pursuant to Rule 11 of the Federal Rules of Civil Procedure (“Rule 11”) or other court rule or statute, with respect to any claims or defenses in this Action, and Quovadx agrees that the Action was filed in good faith and in accordance with Rule 11 and is being settled voluntarily by Quovadx after consultation with competent legal counsel.
     8. Quovadx’s Right to Terminate: The Parties will enter into a separate confidential agreement to be filed with the Court under seal allowing Quovadx to terminate the Settlement and Settlement Agreement in the event that Class members holding in excess of [*]% ([*] percent) of the approximately 5,656,670 shares that are included in the Class opt out of the Settlement.
     9. Effective Date of Settlement: The “Effective Date” of the Settlement shall be the first date that is three (3) business days after all the following have occurred: (i) The Court has entered an order granting final approval of the Settlement in accordance with the terms of the Parties’ Settlement Agreement; (ii) the expiration of the time to file a motion to alter or amend the Final Approval Order under Federal Rule of Civil Procedure 59(e) has passed without any such motion having been filed; (iii) the expiration of the time in which to appeal the Final Approval Order has passed without any appeal having been taken, which date shall be deemed to be thirty-three (33) days after the entry of the Final Approval Order, unless the date to take such

[*]	We are seeking confidential treatment of these terms which have been omitted. The confidential portions have been filed separately with the Securities and Exchange Commission.

an appeal shall have been extended by Court order or otherwise, or unless the thirty-third (33rd) day falls on a weekend or a Court holiday, in which case the date for purposes of this MOU and the Settlement Agreement shall be deemed to be the next business day after such thirty-third (33rd) day; and (iv) if such motion to alter or amend is filed, or if any appeal is taken, after any timely challenge to the Settlement has been finally adjudicated and rejected. For purposes of this paragraph 9, an “appeal” shall not include any appeal that concerns solely the issue of Class Counsel’s attorneys’ fees and reimbursement of expenses. As soon as reasonably practicable after the Effective Date, the settlement administrator shall distribute settlement proceeds to class members who have timely submitted valid claims.
     10. Effect of Termination by Court or a Party: If for any reason the Settlement should fail to become effective, (A) the Parties shall return to their respective positions in the Action as those positions existed immediately before the execution of this MOU; (B) the Settlement shall be without prejudice, and none of its terms shall be enforceable, except to the extent costs of notice and administration have been incurred or expended pursuant to paragraph 11 below; (C) the fact and terms of this MOU shall not be admissible in any trial of this Action or any other action, and this MOU and its entire contents are confidential, intended for settlement discussions only, inadmissible for any purpose in any proceeding, and governed by Federal Rule of Evidence 408 and the parallel provisions of the evidence codes of each of the 50 States and the District of Columbia; and (D) Class Counsel shall direct that all amounts then remaining in the interest-bearing Account identified in paragraph 2 above be returned promptly to an account to be designated in writing by Quovadx within ten (10) days from the date on which the Court declines to approve the Settlement or on which the Settlement is otherwise terminated.

     11. Payment of Costs and Expenses of Notice and Administration: Class Counsel shall administer the Account. All reasonable costs and expenses of class notice and administration of the Settlement shall be paid from the Account, and no such costs and expenses shall be paid prior to the date on which the Court preliminarily approves the Settlement. Before the date in which the Court preliminarily approves the Settlement, no amount of the Settlement Fund shall be used for any purpose. The Parties agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1. The Account funds plus interest, but less any amounts incurred for notice, administration, and taxes, shall revert to Quovadx if the Settlement does not become effective for any reason.
     12. Plan of Allocation: The allocation of the Settlement Fund among the members of the Class shall be subject to a plan of allocation to be proposed by Class Counsel and approved by the Court. Quovadx will take no position with respect to such proposed plan of allocation or such plan as may be approved by the Court, as such plan of allocation is a matter separate and apart from the proposed Settlement between the parties, and any decision by the Court concerning the plan of allocation shall not affect the validity or finality of the proposed Settlement.
     13. Payment of Attorneys’ Fees and Costs: Attorneys’ fees and reimbursement of expenses awarded to Class Counsel, in such amounts as approved by the Court, shall be paid from the Settlement Fund. Notwithstanding the existence of any timely filed objections or potential for appeal, any cash amount approved by the Court shall be paid to Class Counsel upon entry of an order of the Court awarding such fees and expenses, subject to Class Counsel’s obligation to refund or pay back any such amount, plus interest, in the event that (i) the Effective Date does not occur, (ii) the judgment or order awarding fees and expenses is reversed or modified, or (iii) the Settlement is canceled or terminated for any reason. In the event that Class Counsel becomes obligated to repay all or some of their attorneys’ fees or expenses, Class Counsel shall, within ten (10) business days after receiving notice from Quovadx’s Counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund such amount of fees or expenses (or both) previously paid to Class Counsel from the Settlement Fund, plus interest thereon at the same rate as earned on the Settlement Fund, that is consistent with the court order reversing or modifying the Settlement or the award of fees and expenses. If Class Counsel fails to repay any such refund to the Settlement Fund within the time provide above, Class Counsel will be obligated to reimburse Quovadx all reasonable attorneys’ fees and costs incurred by Quovadx in seeking to recover the funds owed by Class Counsel. Quovadx shall take no position with respect to Class Counsel’s application for Court approval of a payment of Class Counsel’s attorneys’ fees and expenses, so long as such application requests attorneys’ fees in an amount that does not exceed 25 percent of the amount of the Settlement Fund and reimbursement of reasonable expenses incurred by Class Counsel in the prosecution of this Action in an amount not to exceed $250,000. The amount of any such award of attorneys’ fees and reimbursement of expenses is a matter separate and apart from the proposed Settlement between the parties, and any decision by the Court concerning the award of attorneys’ fees and expenses shall not affect the validity or finality of the proposed Settlement, as such matters are not the subject of any agreement between the parties other than what is already set forth above.
     14. Plaintiffs’ and Class Counsel’s Obligations to Defend Settlement: Plaintiffs and Class Counsel agree to assume the lead role in drafting motions and briefs for preliminary and final approval of the Settlement, defending the Settlement against any objections by members of the Class, and defending any appeal taken by an objecting member of the Class. The parties acknowledge that this paragraph 14 is intended to minimize the amount of defense attorneys’ fees and expenses incurred by Quovadx after the date of execution of this MOU, and that this paragraph 14 shall be construed and applied to accomplish that intent.
     15. Settlement Administrator: Class Counsel may designate the settlement administrator. Class Counsel shall provide or cause to be provided to the settlement administrator the list of Class members prepared and maintained by Rust Consulting, Inc., which is appropriate for providing notice to the Class.
     16. Not a Claims-Made Settlement: This is not a claims-made settlement, and if the Settlement receives final Court approval, and any objections and appeals are resolved such that the Effective Date occurs, no consideration will be returned to Quovadx.
     17. MOU Uses: Quovadx may issue a press release announcing the Settlement that does not contradict the language or terms of this MOU and, to the extent required by federal securities laws and regulations, file with the U.S. Securities and Exchange Commission (“SEC”) a copy of this MOU that will be redacted to remove the confidential information in paragraph 8 above.
     18. Execution: This MOU may be executed in counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument. The undersigned signatories represent that they have authority from their respective clients to execute this MOU. The terms of this MOU and Settlement shall inure to and be binding upon the parties and their successors in interest.

IT IS HEREBY AGREED by the undersigned.

LOWENSTEIN SANDLER P.C.	WHEELER TRIGG KENNEDY LLP

/s/ Lawrence M. Rolnick	/s/ Hugh Q. Gottschalk

By: Lawrence M. Rolnick	By: Hugh Q. Gottschalk
Attorney for Lead Plaintiffs and the Class	Attorney for Defendant Quovadx, Inc.

Dated: December 26, 2006	Dated: December 26, 2006

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